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                                                                 Exhibit 10.27


                        CONSULTING AND OPTION CONTRACT


            This CONTRACT is between Rockford Corporation, an Arizona corporation ("Rockford") and Grisanti, Galef & Goldress, Inc., a Nevada corporation ("3G"). Rockford and 3G agree as follows:

      1     RECITALS.

            1.1 Rockford Business. Rockford is in the business of manufacturing and distributing high quality car and home audio products under various brand names including "Rockford-Fosgate", "Hafler", "Rockford Carbonneau", and "Perfect Interface".

            1.2 3G Consulting Services. 3G is in the business of providing executive and other consulting services. 3G has provided certain services to Rockford pursuant to a letter agreement dated February 8, 1992, and accepted by 3G on February 10, 1992 (the "Letter Agreement"). 3G has now agreed to provide longer term executive and consulting services to Rockford through the person of
W. Gary Suttle ("Suttle"), one of 3G's associates.

            1.3 Related Agreement. This Contract is interrelated to a substantially contemporaneous Agreement (the "Agreement"), between Suttle and Caroline S. Bartol for herself individually and for the estate of John G. Bartol ("Bartol") the principal stockholder of Rockford, (1) providing for a side option on 185,000 shares of Rockford stock to be granted by Bartol to Suttle,
(2) requiring that Suttle devote "full time" (as defined therein) to his services to Rockford, and (3) establishing certain non-compete and other obligations. A copy of the Agreement is attached hereto as Exhibit 1 and made a part hereof.

      2     CONSULTING SERVICES AGREEMENT. For a term of not less than 3 years from August 1, 1992, 3G shall provide executive and advisory services in the turnaround and corporate redevelopment program of Rockford through the person of its associate Suttle working on a "full time" basis (as defined in the Agreement) and such other of its associate(s) as it may assign to the Rockford engagement with Rockford's advance approval.

            2.1 Nature of Required Services. Rockford, 3G and Suttle shall from time to time agree on the exact nature of the consulting services to be performed hereunder.

            2.2 Suttle's Position. Suttle shall serve on a "full time" basis as a Director, President and CEO of Rockford, or in such other capacity as Rockford, Bartol, Suttle and 3G may from time to time mutually determine, and he shall carry out the duties of such offices on an independent contractor basis and not as Rockford's employee or servant.

            2.3 Advisory Director. 3G shall designate its associate Jerry Goldress to serve as an "Advisory Director" of Rockford during the term hereof with the right to receive notice of, to attend, and to speak at meetings of Rockford's Directors, but not to vote on any actions to be taken.

            2.4 Compensation of 3G Associates. 3G shall pay, and bear exclusively, all compensation of Suttle, Goldress, and any other 3G associate working on the Rockford engagement.

      3     ROCKFORD COOPERATION. In order to facilitate the performance of 3G's consulting services under this Contract, Rockford agrees to extend full cooperation to 3G and Suttle, to provide full access to all of its employees, officers, consultants and Directors and to provide full access to all of its
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files, books and corporate and financial records. Rockford also agrees to consult and cooperate with Suttle in the formulation and adoption of its financial and operating policies and practices. Suttle and 3G shall review and approve all of Rockford's policies and practices proposed to be adopted and shall participate in all major decisions which may have a significant impact on their engagement; however, notwithstanding the foregoing, control of Rockford and its business shall at all times be and remain in the control of Rockford's Board of Directors.

      4     TERMINATION. This Contract may be terminated at any time by either of Rockford or 3G by 90 days notice in writing given to the other party. Effective upon such termination Suttle shall withdraw and be released from his obligation to Rockford set forth in Section 2 of the Agreement.

      5     COMPENSATION AND EXPENSES.

            5.1 Base Retainer. Rockford agrees to pay to 3G as part of its compensation under this Contract a retainer fee of $30,000 per month payable in advance on the 8th day of each month. This retainer fee shall be non-refundable except in the event that this Contract shall be terminated by 3G pursuant to the provisions of Section 4 hereof effective on some day other than the 8th day of the month, in which case the final fee payment shall be pro-rated or a refund given for any unearned portion.

            5.2 Bonus Fees. As additional compensation for 3G's services under this Contract, Rockford shall pay to 3G up to $120,000 per year of bonus fees, from and after October 1, 1992, until the termination of this Contract. Payments of bonus fees shall be made on the 8th day of the month during the months of February, April, July and October and shall be paid for the preceding calendar quarter (for example, the first payment, if earned, will be due February 8, 1993, and will be for the quarter from October 1, 1992, through December 31,
1992). Bonus fees shall be paid at the rate of up to $30,000 per quarter, but shall cumulate during the fiscal year up to a maximum of $120,000 per year. Bonus fees shall be earned at the rate of 3.2% of the quarterly increase in Earnings Before Interest & Taxes (but after any accrual for employee incentive bonuses) ("EBIT") over Rockford's quarterly EBIT results for its 1992 fiscal year. Attached hereto as Exhibit 2 is an example of the calculation of the target bonus fee payments for Fiscal 1993, which should be repeated in 1994 and thereafter during the term of this Contract.

            5.3 Termination Fees. If this Contract is terminated by Rockford, Rockford shall continue to pay to 3G its base retainer and bonus fees for a period of 6 months commencing from the date of termination, provided that such termination payments period shall not extend beyond the third anniversary of this Contract.

            5.4 Option Compensation. As contingent compensation for 3G's services hereunder, Rockford hereby grants to 3G options on or before August 1, 1999 to purchase 50,000 of its authorized but unissued common stock at a price of $23.00 per share, protected against dilution only from stock dividends, stock splits, reverse stock splits, mergers, consolidations, recapitalizations and corporate adjustments.

                  5.4.1 Contingency for Exercise and Expiration. 3G's right to exercise these options shall be contingent upon Rockford's stock becoming publicly traded, or Rockford being merged into or acquired by a private or publicly owned concern (a "Successful Result"). If a Successful Result does not transpire, or if 3G's options are not exercised, by August 1, 1999, the options shall expire on that date. If the options become exercisable by reason of a Successful Result they shall be exercisable only within 90 days after such event and shall then expire.


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                  5.4.2 Vesting. 3G's options shall vest 25% on August 1, 1992 and 25% on each of August 1, 1993, 1994 and 1995, provided that 3G and Suttle shall on each such vesting date still be performing the services required of them under this Contract and the Agreement and that no notice of termination shall have been given by 3G to Rockford prior to such vesting date. They shall also vest 100% upon an earlier Successful Result.

                  5.4.3 Limited Assignment Right. 3G shall have the right to assign its options granted hereunder to and among its associates (including Suttle) or to any corporation, firm or joint venture formed by them to hold the options, but no other assignment shall be permissible.

                  5.4.4 Investment Representation. The right of 3G or any permitted assignee to exercise the options (or his or her share thereof) shall be conditioned upon (1) qualification as an "accredited investor" as that term is defined in the regulations of the SEC on the date of exercise of the options and the making of adequate investment representations with respect to such purchases or (2) other evidence reasonably satisfactory to Rockford (such as an opinion of counsel) that the proposed exercise is exempt from registration under, and otherwise complies with, applicable federal and state securities laws.

                  5.4.5 Notice of Exercise and Payment upon Exercise. 3G or its permitted assignee shall give Rockford written notice of its intention to exercise the options, of the date on which it intends to exercise the options (the "Closing Date" or "Exercise Date"), and of the number of shares to be purchased, not less than 10 nor more than 90 days before the Closing Date. The written notice shall create a binding obligation on 3G or its permitted assignee to purchase the specified number of shares on the Closing Date. All shares purchased shall be delivered by Rockford and paid for in cash by 3G or its permitted assignee on the Closing Date.

                  5.4.6 Taxes and Election not to Issue Shares. 3G acknowledges that, as an independent contractor, upon exercise of the options it (or its permitted assignee) may become subject to (and is solely responsible for) payment of tax on the excess of the fair market value of the shares purchased over the option exercise price. Rockford may become entitled to a deduction in the same amount pursuant to provisions of the Internal Revenue Code of 1986 and IRS regulations thereunder (the "Code"). 3G (for itself and its permitted assignees) agrees that Rockford may elect not to issue up to that percentage of shares that is equal to the maximum marginal rate of taxes 3G (or its permitted assignee) would be required by the Code to pay to the IRS upon exercise of the options; Rockford shall pay the fair market value of any withheld shares to the IRS for the account of 3G or its permitted assignee, as applicable. At the option of 3G or its permitted assignee, 3G or its permitted assignee may pay to Rockford the cash amount of the shares Rockford may elect not to issue, at the time of the exercise of the options, in which event Rockford shall issue all the shares for which options are exercised. Rockford represents that it will make an election not to issue shares only upon advice of its professional advisors that such action is necessary to protect its deduction (and then it will not issue only the amount required by the Code); such an election shall not constitute an admission by either 3G or Rockford that 3G is an employee of Rockford and 3G shall at all times be an independent contractor to Rockford.

            5.5 Expense Reimbursement. In addition to compensation provided hereunder, Rockford shall reimburse 3G for its reasonable out of pocket expenses incurred on Rockford's behalf, subject to Rockford's (1) advance approval of expenses in excess of $2,500 in any month or $1,000 for any single item and (2) right to require adequate documentation of expenses.

      6     CONFIDENTIAL INFORMATION. During and after the term of 3G's engagement pursuant to this Contract, 3G and its associates will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any trade secrets and other proprietary or confidential information and data concerning Rockford or its business ("Confidential Information"). 3G and its associates will not, during


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or after the term of this Agreement, use (either alone or with others), disclose to any person, or encourage anyone else to disclose, any Confidential
Information except within the scope of 3G's duties and responsibilities for Rockford or with Rockford's consent.

      7     RETURN OF ROCKFORD DOCUMENTS. Upon termination of 3G's engagement pursuant to this Contract, 3G shall return to Rockford all records and documents of or pertaining to Rockford (including, but not limited to, customer, distributor, and supplier lists, names, or addresses) and shall not make, retain or give to any other person any copy or extract of any such record or document. "Record" includes, but is not limited to, information stored on computer.

      8     NON-SOLICITATION. During and after the term of 3G's engagement for
Rockford pursuant to this Agreement and the Contract, 3G will not solicit, or assist others to solicit, any customers, distributors, suppliers, or employees of Rockford who did business or agreed to do business with Rockford at any time before or during the term of 3G's engagement for Rockford pursuant to this Contract. If this section is deemed unreasonable as to time or scope by any court or arbitrator, then such court or arbitrator shall have authority to modify this section as to time or scope, or both, so that this section is reasonable and shall then enforce this section as modified. 3G acknowledges and agrees that the market for Rockford's product is limited and international in scope, so that any solicitation activities in violation of this section would cause material harm to Rockford.

      9     ACTIONS. 3G acknowledges that it would be difficult to determine damages, and Rockford will not have an adequate remedy at law, if 3G breaches this Contract. Accordingly, if 3G breaches this Contract, Rockford may seek injunctive relief to enforce this Contract. Nothing in this section shall limit or exclude any and all other rights, including rights to money damages, granted to Rockford in law or equity.

      10    SEVERABILITY. If any section of this Contract is deemed unreasonable by a court or arbitrator, such section shall be severable from the remainder of this Contract, which shall be enforced according to its terms irrespective of the enforceability of the unreasonable section provided such enforcement is consistent with the general intent of the parties as evidenced by this Contract taken as a whole.

      11    RELEASE AND INDEMNIFICATION. Rockford agrees to release, remise and forever acquit 3G and each and all of its employees, representatives and associates, including Suttle, working on the Rockford engagement from any and all legal or equitable liability to it, whether undertaken hereunder or pursuant to the Letter Agreement, so long as such liability arises out of any action, or failure to take action, on Rockford's behalf which 3G or any of its employees, representatives, and associates believed in good faith to be in Rockford's best interest and not in contravention of this Contract or the Agreement. In addition, Rockford agrees to exonerate, indemnify and hold harmless 3G, its employees, representatives and associates, including Suttle (an "Indemnified Party"), from and against any and all losses, damages, costs and expenses, including all legal fees, court costs, and out-of-pocket expenses (a "Loss") in any way arising out of or in connection with an Indemnified Party's activities on Rockford's behalf and asserted against an Indemnified Party by Rockford, any of its officers, Directors, debenture owners or stockholders, or any other person, so long as such Loss arises out of any action, or failure to take action, on Rockford's behalf which the Indemnified Party in good faith believed to be in Rockford's best interest. In the event of a claim of Loss the Indemnified Party shall notify Rockford promptly of the claim and Rockford shall advance expenses incurred in connection with the claim on behalf of the Indemnified Party. Rockford may decline to advance expenses if its Board of Directors determines, in good faith and within 30 days after receiving notice of the claim from the Indemnified Party, that the Indemnified Party is not entitled to indemnification under the circumstances; however, such determination shall not be binding upon the Indemnified Party in any action for indemnification hereunder. Rockford shall be


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entitled to assume the defense of any claim, using counsel of its choice reasonably satisfactory to the Indemnified Party, and shall thereafter not be responsible for the fees of counsel to the Indemnified Party.

      12    NON-ASSIGNABILITY. The rights and obligations of Rockford and 3G under this Contract shall not be assignable except 3G's option rights to the extent expressly permitted. Any other purported or attempted assignment of 3G's or Rockford's rights hereunder shall constitute a material breach of this Contract.

      13    EMPLOYMENT OF 3G PERSONNEL BY ROCKFORD . In the event that Rockford shall employ Suttle or any other person working for 3G at any time during the pendency of this Contract it shall become obligated to pay to 3G a sum equal to 35% of such person's salary and incentive bonus paid by Rockford during the first year of such person's employment.

      14    CONFLICTS WITH AGREEMENT. In the event of any conflict between the provisions of this Contract and the terms of the Agreement, this Contract shall rule the relations between Rockford and 3G and the Agreement shall regulate the relations between Suttle and Bartol inter sese.

      15    NOTICES. Notices under this Contract shall be effective upon delivery or three days after mailing, certified or registered mail, return receipt requested, to the addresses stated on the signature page of this Contract (which may be changed by notice).

      16    INTEGRATION AND AMENDMENT. This Contract is the entire agreement of the parties with respect to the engagement of 3G by Rockford, supersedes all prior agreements relating thereto (including the Letter Agreement) and may be amended only by a written document signed by both parties.

      17    GOVERNING LAW. Arizona law shall govern this Contract and any disputes arising out of or related in any way to this Contract.

      18    ATTORNEYS' FEES. In any proceeding arising out of or related to this
Contract, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.

      19    ARBITRATION. Disputes not resolved by agreement of the parties and arising out of or related in any way to this Contract shall be submitted to binding arbitration in metropolitan Phoenix, Arizona, before a single arbitrator or, if the parties cannot agree upon a single arbitrator, before a panel of three arbitrators, one selected by each party (within 10 days after notice of a dispute and failure to agree upon a single arbitrator) and a third appointed by the arbitrators selected by the parties. The selection of arbitrators and all arbitration proceedings shall be in accordance with the rules of the American Arbitration Association, as amended to the date of the proceedings, and judgment upon the award may be entered in any court having jurisdiction. The arbitrators shall render a decision within 30 days after their appointment and may award the costs of arbitration as they see fit.

      20    EXECUTION AND EFFECTIVE DATE. This Contract is executed and effective as of the ___ day of _______ , 1993.


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Rockford Corporation                        Grisanti, Galef & Goldress, Inc.



By    /s/                                   By    /s/
   ------------------------------             ---------------------------------
      Glen Carrio, Chairman                 Jerry Goldress, President

      Address:    2698 Junipero             Address:   987 Tahoe Blvd. #206
                  Suite 107                            Incline Village, NV 89451
                  Signal Hill, CA 90806


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